Exhibit 8
MAYER, BROWN & PLATT
190 South La Salle Street Chicago, Illinois 60603-3441
Main Phone (312) 782-0600 Main Fax (312) 701-7711

September 7, 2001

Morgan Stanley & Co. Incorporated
As Representative of the several Underwriters
named in Schedule I to the Pricing Agreement
dated September 5, 2001
1585 Broadway, 2nd Floor
New York City, New York 10036

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60123

Sears Roebuck Acceptance Corp
3711 Kennett Pike
Greenville, DE 19806

Re:
Sears Roebuck Acceptance Corp. $200,000,000 of 7% Notes Due February 1, 2011
Ladies and Gentlemen:

We have acted as special tax counsel to Sears Roebuck Acceptance Corp., a Delaware corporation ("SRAC"), in connection with the issuance by SRAC of $200,000,000 of registered 7% Notes due February 1, 2011 (the "Notes") as described in the Prospectus Supplement dated September 5, 2001 (the "Prospectus Supplement") to the Prospectus dated September 5, 2001 (the "Prospectus"). This opinion is being delivered pursuant to Section 8(j) of the Underwriting Agreement dated September 5, 2001 among SRAC, Sears Roebuck & Co., and Morgan Stanley & Co. Incorporated, as representative for the several Underwriters (the "Underwriting Agreement").

In preparing our opinion we have reviewed the Prospectus, the Prospectus Supplement, the Underwriting Agreement and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and

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Morgan Stanley & Co. Incorporated
Sears, Roebuck and Co.
Sears Roebuck Acceptace Corp

September 7, 2001
Page 2

public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

Subject to the foregoing, it is our opinion that the discussion included in the Prospectus Supplement "United States Tax Considerations" (the "Discussion") is a fair and accurate description of the material United States federal income and estate tax consequences of purchasing, owning and disposing of the Notes, subject to the conditions, limitations and assumptions described therein.

The Discussion does not cover all aspects of United States federal income and estate taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax-deferred accounts, and other tax-exempt entities) may be subject to special rules.

Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes as included in the Prospectus, Prospectus Supplement or Underwriting Agreement change, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Prospectus Supplement or Underwriting Agreement.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

This opinion is furnished by us as tax counsel to SRAC to you as representatives of the several Underwriters and is solely for the special benefit of the Underwriters. This opinion may not be relied upon by any other person without our prior written consent.

We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in the Prospectus Supplement. We also consent to the filing of our opinion as part of SRAC's current report on Form 8-K dated on or about September 5, 2001.

Very truly yours,

/s/Mayer, Brown & Platt (JRB)

Mayer, Brown & Platt

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